Exhibit 99.1

Contacts:
ChemoCentryx, Inc.	Burns McClellan
Susan M. Kanaya	Caitlyn Murphy
Senior Vice President, Finance and	(212) 213-0006
Chief Financial Officer or	cmurphy@burnsmc.com
Markus J. Cappel, Ph.D.
Chief Business Officer
650-210-2900
investor@chemocentryx.com

ChemoCentryx Announces Financial Results for the Quarter

Ended March 31, 2013

Company On Track For Key Data Readouts in 2013

Mountain View, CA—May 13, 2013 (GLOBE NEWSWIRE)–ChemoCentryx, Inc. (Nasdaq:CCXI) announced today its financial results for the first quarter ended March 31, 2013.

“Our progress this quarter was significant on several fronts, including advances in recruiting in our clinical trials,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer, ChemoCentryx. “We have made particular progress in our lead programs, specifically our partnered drug candidate known as vercirnon which is in pivotal Phase III trials for the treatment of Crohn’s disease, as well as our wholly-owned drug candidate for diabetic kidney disease, CCX140, currently in Phase II clinical development. Progress in our pipeline puts ChemoCentryx firmly on track to deliver key data readouts in 2013.”

The Company reports completion of enrollment of a Phase I trial of CCX872, a next-generation CCR2 inhibitor, advancing the ChemoCentryx renal franchise, and also enrollment of a Phase I trial of CCX507, a next-generation CCR9 inhibitor, in inflammatory bowel disease (IBD).

Key milestones are anticipated in 2013 for the following programs:

Clinical:

•	CCX140, an inhibitor of the chemokine receptor CCR2, and the Company’s lead independent drug candidate — 12-week interim data from a 52-week Phase II study in diabetic nephropathy expected Q3 2013;

•

Vercirnon (the FDA United States Adopted Name, or USAN designation; also known as Traficet-EN, CCX282 or GSK1605786), an inhibitor of the chemokine receptor CCR9 and the Company’s most advanced drug candidate — top-line data readout from the SHIELD-1 Phase III clinical trial in Crohn’s disease expected 2H 2013 with partner GlaxoSmithKline; and

•

CCX168, an inhibitor targeting the chemoattractant receptor known as C5aR (which binds to the complement fragment C5a) for the treatment of ANCA vasculitis — option decision expected from GSK by Q4 2013.

Corporate:

In addition, ChemoCentryx recently completed its first follow-on offering in April 2013 of 5,750,000 shares of common stock resulting in net proceeds of $64.4 million. Proceeds are anticipated to be used to fast track the Company’s CCX140 program, expand its renal franchise and execute an optimal partnership strategy.

Selected First Quarter 2013 Financial Results

The Company reported a net loss of $10.2 million for the three months ended March 31, 2013, compared to a net loss of $9.1 million during the same period in 2012.

Revenues for the first quarter ended March 31, 2013, were $1.9 million, compared to $1.0 million for the same period in 2012.

The increase in revenues from 2012 to 2013 for the three month period was primarily due to funding of clinical support from GSK for CCX168 and, to a lesser extent, an increase in revenue relating to an upfront payment from GSK. Following the Company and GSK’s decision not to advance CCX832 (a ChemR23 antagonist), the term of the Company’s performance obligation under the alliance and associated period over which the upfront payment is recognized was shortened.

Research and development expenses for the first quarter of 2013 were $9.3 million, compared to $6.9 million for the same period in 2012.

The increase in expense from 2012 to 2013 for the three month period was primarily due to investing in the Company’s lead independent program targeting the chemokine receptor known as CCR2, including the advancement of CCX872, the Company’s next generation CCR2 inhibitor, into Phase I clinical development and the advancement of CCX140 in Phase II studies in patients with diabetic nephropathy. In addition, CCX168-associated expenses increased primarily due to the continued patient enrollment in a Phase II clinical trial for the treatment of ANCA vasculitis. These increases were partially offset by a decrease in expenses associated with drug discovery efforts targeting CXCR7.

General and administrative expenses for the first quarter of 2013 were $3.0 million, compared to $2.6 million for the same period in 2012.

The increase from 2012 to 2013 for the three month period was primarily due to increased stock based compensation expense for stock option grants in addition to higher professional service fees relating to fulfilling the Company’s reporting obligations as a public company.

Interest expense for the three months ended March 31, 2013, was primarily related to interest expense due on equipment lines of credit. Interest expense decreased from 2012 to 2013 for the three month period primarily due to the automatic conversion of a convertible note issued to Techne to common stock upon the completion of the Company’s initial public offering in February 2012. Prior to its conversion, the change in the estimated fair value of the convertible note was recorded as interest expense.

Cash, cash equivalents and investments totaled $109.7 million at March 31, 2013, compared to $119.0 million at December 31, 2012. Cash, cash equivalents and investments as of March 31, 2013, exclude the $64.4 million in net proceeds from the Company’s April 2013 follow on offering of common stock.

Conference Call and Webcast

The Company will host a conference call and webcast today, May 13, 2013, at 5:00 p.m. Eastern Time to discuss these results and to answer questions. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 53315467.

A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. The Company’s most advanced drug candidate, vercirnon (also known as Traficet-EN, CCX282 or GSK1605786), a specific CCR9 inhibitor, completed a multi-national clinical trial, called PROTECT-1, in patients with moderate-to-severe Crohn’s disease, where it demonstrated the ability to induce a clinical response and to maintain clinical remission, and is now in Phase III clinical development. The Company’s lead independent drug candidate, CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. Other clinical programs include CCX354 (also known as GSK2941266), a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis, CCX168, a C5aR inhibitor in Phase II clinical development for the treatment of anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis, as well as CCX872, a CCR2 inhibitor, and CCX507, an inhibitor of CCR9, both of which are in Phase I clinical testing. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations and include the Company’s statements regarding its expectations as to when GSK will report data or make its option decision and the Company’s statements regarding the achievement of anticipated milestones in 2013. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2012 which is available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.ChemoCentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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CCXI - G

Source: ChemoCentryx, Inc.

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
Consolidated Statement of Operations Data:
Revenues:
Collaborative research and development revenue from related party	$1,927	$1,018

Total revenues:	1,927	1,018
Operating expenses:
Research and development	9,255	6,909
General and administrative	2,964	2,562

Total operating expenses	12,219	9,471
Loss from operations	(10,292)	(8,453)
Interest income	116	103
Interest expense	(17)	(735)

Net loss	$(10,193)	$(9,085)

Basic and diluted net loss per share	$(0.28)	$(0.28)

Shares used to compute basic and diluted net loss per share	36,611	32,931

	March 31, 2013	December 31, 2012

	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$109,708	$118,956
Working capital	68,400	93,180
Total assets	113,186	122,323
Non-current equipment financing obligations	233	379
Accumulated deficit	(144,382)	(134,189)
Total stockholders’ equity	103,285	110,346